Exhibit 10.142

THIRD AMENDMENT TO THE AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDMENT TO THE AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated as of September 14, 2007, is made by and among GCI HOLDINGS, INC., an Alaska corporation, GCI COMMUNICATION CORP., an Alaska corporation, GCI CABLE, INC., an Alaska corporation, GCI FIBER COMMUNICATION CO., INC., an Alaska corporation, POTTER VIEW DEVELOPMENT CO., INC., an Alaska corporation, and ALASKA UNITED FIBER SYSTEM PARTNERSHIP, an Alaska partnership (each individually, a “Borrower” and, collectively, the “Borrowers”), GCI, Inc., an Alaska corporation (“GCII”), the banks, financial institutions, and other lenders party hereto (the “Lenders”), and CALYON NEW YORK BRANCH, as administrative agent (the “Administrative Agent”). All capitalized terms used herein and not otherwise expressly defined herein shall have the respective meanings given to such terms in the Credit Agreement (as defined below).

WHEREAS, the Borrowers, Administrative Agent, Initial Lenders and the other parties thereto entered into that certain Amended and Restated Credit Agreement, dated as of August 31, 2005 (as amended, supplemented or modified from time to time, the “Credit Agreement”);

WHEREAS, on August 10, 2007, the Borrowers requested of the Administrative Agent an incremental facility in an amount equal to one hundred million dollars ($100,000,000.00) pursuant to Section 2.2(g) of the Credit Agreement;

WHEREAS, the First Incremental Lenders (as defined herein) and the Administrative Agent are willing to provide the incremental facility in an amount equal to seventy five million dollars ($75,000,000.00) (the “First Incremental Loans”), subject to the terms and conditions more fully set forth herein, including Annex A attached hereto;

WHEREAS, the First Incremental Lenders (as defined herein) and the Administrative Agent are willing to increase the Revolving Commitment by an amount equal to thirty three million, seven hundred and fifty thousand dollars ($33,750,000.00);

WHEREAS, the First Incremental Lenders (as defined herein) and the Administrative Agent are willing to increase the Term Commitment by an amount equal to forty one million, two hundred and fifty thousand dollars ($41,250,000.00);

WHEREAS, it is a condition to the funding of the First Incremental Loans that certain amendments to the Credit Agreement be made; and

WHEREAS, the Lenders and Administrative Agent are willing to agree to such amendments more fully set forth herein, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendments to the Credit Agreement.

(a)       Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of “First Adjustment Date” in its entirety and substituting the following in lieu thereof:

“‘First Adjustment Date’ shall mean the date on which the respective Applicable Margins determined pursuant to Section 2.3(e) hereof in respect of the financial statements for the fiscal period ended September 30, 2007 (as described in and delivered pursuant to Section 6.1 hereof) first become effective in accordance with Section 2.3(e) hereof.”

(b)       Section 2.3(e) of the Credit Agreement is hereby amended by deleting the first paragraph thereof, including the grid following the first paragraph, in its entirety and substituting the following paragraph and grid in lieu thereof:

“(e) Applicable Margin. With respect to any Loan hereunder, from and after September 14, 2007, and until the day prior to the First Adjustment Date, the Applicable Margin with respect to any Loans shall be at Level II as specified in the grid below. On and after the First Adjustment Date, the Applicable Margin shall be, with respect to all Loans, a percentage, per annum, determined by reference to the Total Leverage Ratio in effect from time to time as set forth below:”

Level	Total Leverage Ratio	Applicable Margin for Base Rate Loans	Applicable Margin for Eurodollar Loans
			Revolving Loans	Term Loans
I	≥ 3.75	75 bps	225 bps	200 bps
II	≥ 3.25 but < 3.75	50 bps	200 bps	200 bps
III	≥ 2.75 but < 3.25	25 bps	175 bps	200 bps
IV	< 2.75	0 bps	150 bps	200 bps

(c)       Schedules 4-A and 4-B to the Credit Agreement are hereby amended by deleting each such schedule in its entirety and inserting in lieu thereof the revised Schedules 4-A and 4-B attached hereto as Exhibit A-1 and Exhibit A-2, respectively, as the same may be updated from time to time by the Administrative Agent to reflect any further funding of any additional Incremental Loans.

2.         Conditions. The effectiveness of this Amendment and the funding of the First Incremental Loans, is conditioned upon (i) the delivery to the Administrative Agent of (A) counterparts to this Amendment executed by each of the Borrowers, the Majority Lenders, the Administrative Agent and any Initial Lender required pursuant to the provisions of Section 11.12(b) of the Credit Agreement and (B) except as provided in Section 3 hereof, such other documentation as the Administrative Agent may reasonably request, including, but not limited to, those documents more fully set forth on Annex A attached hereto, (ii) the payment of all fees and expenses owed to the Administrative Agent, and (iii) the receipt by the Administrative Agent of written commitments totaling the amount of the First Incremental Loans from one or more Initial Lenders and/or one or more banks or financial institutions approved in writing by the Administrative Agent, in accordance with Section 2.2(g) of the Credit Agreement (such lenders, the “First Incremental Lenders”). Upon the Administrative Agent’s receipt of each such items above, this Amendment shall become effective as of the date hereof and the First Incremental Loans shall be funded by the First Incremental Lenders and the Administrative Agent.

3.         Covenants. Borrowers and GCII will deliver to the Administrative Agent on or before the earlier of (i) sixty (60) days from the date of funding of the First Incremental Loans or (ii) thirty (30) days from the date of funding of any additional Incremental Loans (in each case as such periods may be extended by the Administrative Agent in its reasonable discretion), amended and restated Mortgages securing the aggregate amount of all Loans, including but not limited to the amount of the First Incremental Loans and any additional Incremental Loans.

4.         Representations and Warranties. To induce the Administrative Agent and the Lenders to enter into this Amendment, each of the Borrowers and to the extent set forth below, GCII, does hereby represent and warrant that as of the date hereof:

(a)       there exists no Default or Event of Default under the Credit Agreement or any of the other Loan Documents; provided that GCII’s representation pursuant to this clause (a) shall be limited to the Loan Documents to which it is a party;

(b)       each Borrower and GCII has the power and authority and has taken all the necessary action to authorize the execution, delivery and performance of this Amendment and the incurrence of the First Incremental Loans;

(c)       this Amendment and the incurrence of the First Incremental Loans have been duly executed and delivered by the duly authorized officers of the Borrowers and GCII, and this Amendment and the Credit Agreement are the legal, valid and binding obligation of each Borrower and GCII enforceable against each Borrower and GCII in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general principles of equity; and

(d)       the execution, delivery and performance of this Amendment and the incurrence of the First Incremental Loans in accordance with the terms herein do not and will not, with the passage of time, the giving of notice or otherwise: (i) require any consent, approval, authorization, permit or license, governmental or otherwise which has not already been obtained or is not in full force and effect or violate any applicable law relating to any Borrower or GCII; (ii) conflict with, result in a breach of or constitute a default under (A) the articles or certificate of incorporation or bylaws, operating agreement or the partnership agreement, as the case may be, of any Borrower or GCII, (B) any indenture, material agreement or other material instrument to which any Borrower or GCII is a party or by which any of its properties may be bound, or (C) any material Licenses; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrowers or GCII other than Permitted Liens.

5.         Acknowledgement and Consent. Each Guarantor hereby consents to the terms of this Amendment and further hereby confirms and agrees that, notwithstanding the effectiveness of this Amendment, the obligations of such Guarantor under each of the Loan Documents to which such Guarantor is a party shall not be impaired and each of the Loan Documents to which such Guarantor is a party is, and shall continue to be, in full force and effect and is hereby confirmed and ratified in all respects.

Each Guarantor hereby acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment, such Guarantor is not required by the terms of the Credit Agreement or any other Loan Document to consent to the amendment to the Credit Agreement effected pursuant to this Amendment and (ii) nothing in the Credit Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of such Guarantor to any future amendments to the Credit Agreement.

6.	General.	This Amendment:
(a)	shall be deemed to be a Loan Document;

(b)       embodies the entire understanding and agreement among the parties hereto and thereto with respect to the subject matter hereof and thereof and supersedes all prior agreements, understandings and inducements, whether express or implied, oral or written; and

(c)       may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart by facsimile shall be equally effective as delivery of a manually executed counterpart to this Amendment.

7.         No Course of Dealing or Performance. Each of the Borrowers acknowledges and agrees that the execution, delivery and performance of this Amendment by the Administrative Agent and each of the Lenders does not and shall not create (nor shall Borrowers rely upon the existence of or claim or assert that there exists) any obligation of any of the Lenders and the Administrative Agent to consider or agree to any other amendment of or consent with respect to any of the Loan Documents, or any other instrument or agreement to which the Administrative Agent or any Lender is a party (collectively an “Amendment or Consent”), and in the event that the Administrative Agent or any of the Lenders subsequently agree to consider any requested Amendment or Consent, neither the existence of this Amendment, nor any other conduct of the Administrative Agent or any of the Lenders related hereto, shall be of any force or effect on the Administrative Agent’s or any of the Lenders’ consideration or decision with respect to any such requested Amendment or Consent, and the Administrative Agent and the Lenders shall not have any obligation whatsoever to consider or agree to any such Amendment or Consent.

8.         Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

9.         Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized representatives as of the date first written above.

Borrowers:

GCI HOLDINGS, INC.

GCI COMMUNICATION CORP.

GCI CABLE, INC.

GCI FIBER COMMUNICATION CO., INC.

POTTER VIEW DEVELOPMENT CO., INC.

each an Alaska corporation,

By: ___/s/ John M. Lowber____

Name: John M. Lowber

Title: Senior Vice President and Chief Financial Officer

ALASKA UNITED FIBER SYSTEM PARTNERSHIP,

an Alaska partnership

By: GCI COMMUNICATION CORP.,

its general partner

By: ___/s/ John M. Lowber____

Name: John M. Lowber

Title: Senior Vice President and Chief Financial Officer

By: GCI HOLDINGS, INC.,

its general partner

By: ___/s/ John M. Lowber____

Name: John M. Lowber

Title: Senior Vice President and Chief Financial Officer

By: GCI, INC.,

an Alaska corporation

By: ___/s/ John M. Lowber____

Name: John M. Lowber

Title: Senior Vice President and Chief Financial Officer

CALYON NEW YORK BRANCH,

as Administrative Agent and Lender

By: ___/s/ W. Michael George____

Name: W. Michael George

Title: Managing Director

By: ___/s/ Douglas E. Roper____

Name: Douglas E. Roper

Title: Managing Director and Manager

UNION BANK OF CALIFORNIA, N.A.,

as Lender

By: ___/s/ Rich Vian____

Name: Richard Vian

Title: Vice President

COBANK, ACB,

as Lender

By: ___/s/ Tokie Akrie____

Name: Tokie Akrie

Title: Assistant Corporate Secretary

WELLS FARGO BANK, N.A.,as Lender

By: ___/s/ J. Steven Taylor____

Name: J. Steven Taylor

Title: Vice President